Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230

CONTACTS
Investors: Alex Pettitt Under Armour, Inc. Tel: 410.454.6578

Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS SECOND QUARTER 2009 TOP LINE GROWTH OF 5%,

HIGHLIGHTED BY 16% GROWTH IN APPAREL NET REVENUES

•	Net Revenues Increased 5.1% to $164.6 Million

•	Net Income Increased 4.7% to $1.4 Million; Diluted EPS of $0.03

•	Apparel Net Revenues Increased 16.5% to $112.0 Million

•	Cash & Cash Equivalents Increased $66.2 Million Year-Over-Year to $79.5 Million at Quarter-End; No Borrowings Outstanding Under $200 Million Revolving Credit Facility

•	Inventory Decreased 1.4% to $181.4 Million at Quarter-End

Baltimore, MD (July 28, 2009) – Under Armour, Inc. (NYSE: UA) today announced financial results for the second quarter ended June 30, 2009. Net revenues increased 5.1% in the second quarter of 2009 to $164.6 million compared with net revenues of $156.7 million in the second quarter of 2008. Net income increased 4.7% year-over-year to $1.4 million in the second quarter of 2009. Diluted earnings per share for the second quarter of 2009 was $0.03 on weighted average common shares outstanding of 50.6 million compared with $0.03 per share on weighted average common shares outstanding of 50.3 million in the second quarter of the prior year.

Second quarter apparel net revenues increased 16.5% to $112.0 million compared with $96.2 million in the same period of the prior year, driven by double-digit rate of growth in the Men’s, Women’s, and Youth apparel businesses. Footwear net revenues in the second quarter of 2009 were $37.5 million compared with net revenues of $46.0 million in the second quarter of 2008. The Company had previously indicated that Training footwear revenues were expected to decline year-over-year in the second quarter of 2009 following the May 2008 launch of Performance Training Footwear. Direct-to-consumer net revenues grew 36.6% year-over-year during the second quarter.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “Our results this quarter demonstrate our continued ability to successfully manage our business. We delivered 16% growth in apparel while maintaining our premium price positioning and exerted financial discipline around spending and investments. We are proud of what we have accomplished but will continue to hold ourselves to a higher standard.”

For the second quarter, operating income rose 3.3% to $3.4 million compared with $3.3 million in the prior year’s period. Gross margin for the second quarter of 2009 was 45.1% compared with 45.3% in the prior year’s quarter. Selling, general and administrative expenses as a percentage of net revenues decreased to 43.0% in the second quarter of 2009 compared with 43.2% in the prior year’s period. Marketing expense for the second quarter of 2009 was 12.9% of net revenues versus 14.4% in the prior year’s period.

For the first six months of 2009, net revenues increased 16.1% to $364.6 million compared with $314.0 million in the prior year. Net income for the first six months of 2009 increased 27.2% to $5.4 million compared with $4.2 million in the same period of 2008. Diluted earnings per share for the first six months of 2009 was $0.11 on weighted average common shares outstanding of 50.5 million compared with $0.08 per share on weighted average common shares outstanding of 50.3 million in the prior year.

Balance Sheet Highlights

Cash and cash equivalents increased $66.2 million to $79.5 million at June 30, 2009 compared with $13.3 million at June 30, 2008. The Company had no borrowings outstanding under its $200 million revolving credit facility at June 30, 2009. Net accounts receivable decreased 16.8% to $85.4 million at June 30, 2009 compared with $102.7 million at June 30, 2008. Inventory at quarter-end decreased 1.4% to $181.4 million compared with $183.9 million at June 30, 2008.

Outlook for 2009

Based on improved visibility, the Company is providing an initial outlook for 2009. The Company remains cautious on the outlook for consumer spending for the balance of the year. Based on current projections, the Company anticipates full year net revenues of approximately $810 million. Diluted earnings per share for the year is anticipated to be $0.80 to $0.82. Selling, general, and administrative expenses for 2009 are still expected to grow in the low-teens on a percentage basis year-over-year.

Mr. Plank, concluded, “We have a powerful brand that resonates with consumers, a growth platform with enormous long-term opportunity, and a strengthening balance sheet. In 2009, we will continue to make key investments in our growth drivers, increase the level of expertise of our team, and become better operators. An incredible path lies ahead for our brand, and through innovation and execution we will deliver our message of performance to athletes across the globe.”

Conference Call and Webcast

The Company will provide additional commentary regarding its second quarter results and 2009 outlook during its earnings conference call today, July 28th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to effectively develop and launch new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Six Months Ended June 30, 2009 and 2008

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 6/30/09	% of Net Revenues	Quarter Ended 6/30/08	% of Net Revenues	Six Months Ended 6/30/09	% of Net Revenues	Six Months Ended 6/30/08	% of Net Revenues
Net revenues	$164,648	100.0%	$156,677	100.0%	$364,648	100.0%	$314,019	100.0%
Cost of goods sold	90,370	54.9%	85,773	54.7%	199,819	54.8%	168,280	53.6%

Gross profit	74,278	45.1%	70,904	45.3%	164,829	45.2%	145,739	46.4%

Operating expenses
Selling, general and administrative expenses	70,897	43.0%	67,630	43.2%	153,552	42.1%	138,166	44.0%

Income from operations	3,381	2.1%	3,274	2.1%	11,277	3.1%	7,573	2.4%
Interest expense, net	(583)	(0.4)%	(297)	(0.2)%	(1,443)	(0.4)%	(387)	(0.1)%
Other income (expense), net	(362)	(0.2)%	(489)	(0.3)%	(349)	(0.1)%	111	0.0%

Income before income taxes	2,436	1.5%	2,488	1.6%	9,485	2.6%	7,297	2.3%
Provision for income taxes	997	0.6%	1,113	0.7%	4,084	1.1%	3,052	0.9%

Net income	$1,439	0.9%	$1,375	0.9%	$5,401	1.5%	$4,245	1.4%

Net income available per common share
Basic	$0.03		$0.03		$0.11		$0.09
Diluted	$0.03		$0.03		$0.11		$0.08

Weighted average common shares outstanding
Basic	49,726		48,999		49,573		48,916
Diluted	50,577		50,280		50,503		50,265

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 6/30/09	Quarter Ended 6/30/08	% Change	Six Months Ended 6/30/09	Six Months Ended 6/30/08	% Change
Apparel	$112,040	$96,207	16.5%	$244,279	$225,395	8.4%
Footwear	37,496	45,966	(18.4)%	94,427	62,564	50.9%
Accessories	7,012	7,272	(3.6)%	12,788	13,368	(4.3)%

Total net sales	156,548	149,445	4.8%	351,494	301,327	16.6%
Licensing revenues	8,100	7,232	12.0%	13,154	12,692	3.6%

Total net revenues	$164,648	$156,677	5.1%	$364,648	$314,019	16.1%

Under Armour, Inc.

As of June 30, 2009, December 31, 2008 and June 30, 2008

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/09	As of 12/31/08	As of 6/30/08
Assets

Cash and cash equivalents	$79,542	$102,042	$13,325
Accounts receivable, net	85,421	81,302	102,659
Inventories	181,365	182,232	183,909
Prepaid expenses and other current assets	23,621	18,023	20,707
Deferred income taxes	15,942	12,824	12,599

Total current assets	385,891	396,423	333,199

Property and equipment, net	74,753	73,548	66,010
Intangible assets, net	6,724	5,470	5,697
Deferred income taxes	10,071	8,687	8,377
Other non-current assets	4,265	3,427	4,170

Total assets	$481,704	$487,555	$417,453

Liabilities and Stockholders’ Equity

Revolving credit facility	$—	$25,000	$5,000
Accounts payable and accrued expenses	99,465	98,340	86,402
Current maturities of long term debt	8,276	7,433	7,800
Other current liabilities	460	2,337	474

Total current liabilities	108,201	133,110	99,676

Long term debt, net of current maturities	12,057	13,158	16,775
Other long term liabilities	13,778	10,190	10,151

Total liabilities	134,036	156,458	126,602

Total stockholders’ equity	347,668	331,097	290,851

Total liabilities and stockholders’ equity	$481,704	$487,555	$417,453